Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Retrophin, Inc. on Form S-8 of our report dated March 28, 2014, except for the information appearing in the first bullet point in Note 2 and the last five paragraphs of Note 13 to the consolidated financial statements (not presented in the Form 10-K for the year ended December 31, 2015) appearing under Item 8 of the Company’s 2013 Annual Report on Form 10-K/A Amendment No. 1 as to which the date is March 11, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and emphasis of a matter paragraph pertaining to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013, with respect to our audit of the consolidated financial statements of Retrophin, Inc. and Subsidiary as of December 31, 2013 and for the year ended December 31, 2013, appearing in the Annual Report on Form 10-K of Retrophin, Inc. for the year ended December 31, 2015. We were dismissed as auditors on March 31, 2014 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements, incorporated by reference into the Registration Statement on Form S-8, for the periods after the date of our dismissal, other than those procedures we performed on March 11, 2015, which specifically relate to the restatement of the Company’s consolidated financial statements for the year ended December 31, 2013.

/s/ Marcum llp

Marcum llp
New York, NY
September 12, 2016